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EXHIBIT (a)(1)

OFFER TO EXCHANGE

CERTAIN OUTSTANDING OPTIONS

UNDER THE SABA SOFTWARE, INC.

1997/2000 STOCK INCENTIVE PLANS

Any questions or requests for assistance or additional copies of any documents referred to in the offer to exchange may be directed to Saba Software, Inc., 2400 Bridge Parkway, Redwood Shores, California 94065, Attn: Manager Stockholder Services, telephone (650) 581-2593, e-mail optionexchange@saba.com.

June 3, 2002, as amended June 12, 2002 and June 18, 2002

Exh. (a)(1)-1

SABA SOFTWARE, INC.

         OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS TO
PURCHASE COMMON STOCK, PAR VALUE $0.001 PER SHARE, UNDER THE
SABA SOFTWARE, INC. 1997 STOCK INCENTIVE PLAN, AS AMENDED, AND
SABA SOFTWARE, INC. 2000 STOCK INCENTIVE PLAN
THAT HAVE AN EXERCISE PRICE OF AT LEAST $5.93 PER SHARE

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE
AT 12:00 MIDNIGHT, PACIFIC TIME, ON JUNE 28, 2002,
UNLESS THE OFFER IS EXTENDED

        Saba Software, Inc. ("Saba" or the "Company") is offering employees (excluding executive officers and directors) of the Company and its subsidiaries (each an "Eligible Participant") the opportunity to exchange all outstanding options to purchase shares of our common stock with exercise prices per share of $5.93 or more ("Eligible Options") granted under the Saba Software, Inc. 1997 Stock Incentive Plan, as amended (the "1997 Incentive Plan") or the Saba Software, Inc. 2000 Stock Incentive Plan (the "2000 Incentive Plan" and collectively with the 1997 Incentive Plan, the "Incentive Plans"), for new options we will grant under the Incentive Plans.

        We are making this offer upon the terms and subject to the conditions set forth in this offer to exchange and in the related letter of transmittal (which together, as they may be amended from time to time, constitute the "offer"). The number of shares of common stock subject to new options to be granted to each option holder will be equal to the number of shares subject to the options tendered by such option holder and accepted for exchange. We will grant the new options on or about the first business day that is at least six months and one day following the date we cancel the options accepted for exchange. You may tender options for the shares of common stock subject to any or all of your Eligible Options, but you may not tender only a portion of the options for the shares of common stock subject to a particular grant. If you choose to participate in this offer, you must tender all option grants made to you since December 1, 2001, even if such option grants have an exercise price below $5.93. If you attempt to tender some of your options, but do not include all of the options granted to you after December 1, 2001, your entire tender will be rejected.

        This offer is not conditioned upon a minimum number of options being tendered. This offer is subject to the conditions that we describe in Section 6 of this offer to exchange.

        If you tender options for exchange as described in the offer, we will grant you new options under the same Incentive Plan from which the tendered options were granted and a new option agreement between us and you. The exercise price of the new options will be equal to the last reported sale price of our common stock on the Nasdaq National Market on the date of grant. The vesting period of each new option will start on the date that the new options are granted and end 12 months after the end of the vesting period stated in the cancelled options. In no event, however, will the new vesting period exceed four years. The new options will vest in equal quarterly installments over the vesting period of the new options (proportionately adjusted for any partial quarter at the end of the new vesting period).

        ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THIS OFFER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS FOR EXCHANGE. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR OPTIONS.

Exh. (a)(1)-2

        Shares of our common stock are quoted on the Nasdaq National Market under the symbol "SABA." On May 31, 2002, the last reported sale price of the common stock on the Nasdaq National Market was $2.50 per share. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO TENDER YOUR OPTIONS.

        THIS OFFER TO EXCHANGE HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION ("SEC") OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO EXCHANGE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        You should direct questions about this offer or requests for assistance or for additional copies of the offer to exchange or the letter of transmittal to Yvonne Selner, Saba Software, Inc., 2400 Bridge Parkway, Redwood Shores, CA 94065.

IMPORTANT

        If you wish to tender your options for exchange, you must complete and sign the letter of transmittal in accordance with its instructions, and mail, fax or otherwise deliver it and any other required documents to us at Saba Software, Inc., 2400 Bridge Parkway, Redwood Shores, CA 94065, Attn: Manager Stockholder Services, facsimile no. (650) 581-2545. Note that delivery by electronic mail will not be accepted.

        We are not making this offer to, nor will we accept any tender of options from or on behalf of, option holders in any jurisdiction in which the offer or the acceptance of any tender of options would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to make this offer to option holders in any such jurisdiction.

        WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

Exh. (a)(1)-3

TABLE OF CONTENTS

SUMMARY TERM SHEET		5
INTRODUCTION		10
THE OFFER		11
1.	Number of Options; Expiration Date	11
2.	Purpose of the Offer	11
3.	Procedures for Tendering Options	13
4.	Withdrawal Rights	13
5.	Acceptance of Options for Exchange and Issuance of New Options	14
6.	Conditions of the Offer	15
7.	Price Range of Common Stock Underlying the Options	17
8.	Source and Amount of Consideration; Terms of New Options	17
9.	Information Concerning Saba	20
10.	Absence of Interests of Directors and Officers; Transactions and Arrangements Concerning the Options	20
11.	Status of Options Acquired by Us in the Offer; Accounting Consequences of the Offer	20
12.	Legal Matters; Regulatory Approvals	21
13.	Material Federal Income Tax Consequences	21
14.	Extension of Offer; Termination; Amendment	24
15.	Fees and Expenses	24
16.	Additional Information	25
17.	Miscellaneous	26
SCHEDULE A Information Concerning the Directors and Executive Officers of Saba Software, Inc.		37

Exh. (a)(1)-4

SUMMARY TERM SHEET

        The following are answers to some of the questions that you may have about this offer. We urge you to read carefully the remainder of this offer to exchange and the accompanying letter of transmittal because the information in this summary is not complete, and additional important information is contained in the remainder of this offer to exchange and the letter of transmittal. We have included page references to the remainder of this offer to exchange where you can find a more complete description of the topics in this summary.

Why is Saba offering an Option Exchange?

        Saba is committed to providing long-term opportunities for its employees to share in the company's success through option programs. Due to difficult market conditions, many employees hold options with prices above today's market price. The board of directors and the executive team looked at several different ways to provide employees options with improved long-term financial potential. The Securities and Exchange Commission ("SEC") has adopted stringent regulations on programs involving stock options. Financial reporting requirements have made re-pricing of options onerous for public companies, effectively removing it as a tool for employers.

        The option exchange program we have devised meets government regulations as well as the needs of our stockholders while providing potential long-term financial opportunity for our employees. (Page 11)

How does the Option Exchange work?

        In short, you can exchange your options with exercise prices per share of $5.93 or more granted under the Saba Software, Inc. 1997 Stock Incentive Plan, as amended, and the Saba Software, Inc. 2000 Stock Incentive Plan for new options issued approximately six months later. Under the plan, you are canceling your old options for the promise of an equal number of new options issued approximately six months later. This is a special program and the Company does not intend to repeat it in the future. (Page 13)

What is the price of the new options?

        It's impossible to predict what the price will be. The price of the new options will be determined by the Nasdaq closing price of our common stock on the date the new options are issued currently scheduled to be January 2, 2003. (Page 18)

Why is there a six-month delay before the new options are granted?

        The six-month 'look-forward window' is required by accounting regulations. If we did not have the six-month window, the new options could be considered a compensation expense, having a significant impact on our earnings. By implementing the six-month window, we avoid having the options result in a compensation charge against our earnings. (Page 21)

Can I be granted other new options during this six-month look-forward window?

        No, in accordance with accounting regulations, employees taking part in the exchange program will not be granted additional options during the look-forward window. (Page 14)

Who can participate?

        Saba employees (other than executive officers and directors) and employees of Saba's subsidiaries who have options with exercise prices per share of $5.93 or more granted under the Saba Software, Inc. 1997 Stock Incentive Plan, as amended, or the Saba Software, Inc. 2000 Stock Incentive Plan, are

Exh. (a)(1)-5

eligible. The program is completely voluntary. It's up to individual employees to choose whether to participate. (Page 14)

Do I have to exchange all my options?

        Employees can choose which grants they would like to exchange, with a couple of requirements. First, grants cannot be split. If you choose to exchange a grant, you must exchange the entire grant. Second, financial reporting standards require a six-month look back period. That means that if you choose to take part in the program and elect to exchange any eligible options, all options granted after December 1, 2001 must also be exchanged, regardless of the exercise price of such options. (Page 15)

Is there risk regarding the exercise price of the new grants?

        By their nature, all stock option programs contain risk. No one knows what the stock price will be in the future. Under this program, employees who exchange grants are agreeing to subject their options to stock market fluctuations for six months to determine the price of their new options. The price could end up being higher than the price of the options that were cancelled. (Page 18)

What happens to my vesting?

        Both vested and unvested options under the cancelled options will be subject to vesting under the new options. The vesting period of each new option will start on the date that the new options are granted and end 12 months after the end of the vesting period stated in the cancelled options. In no event, however, will the new vesting period exceed four years. The new options will vest in equal quarterly installments over the vesting period of the new options (proportionately adjusted for any partial quarter at the end of the new vesting period). (Page 18)

        For example, the vesting period of an existing option granted on March 31, 2000 ends on March 31, 2004. If this option is exchanged on June 28, 2002, the new vesting period will start on the date that the new options are granted (approximately January 2, 2003) and end on March 31, 2005 (12 months after the end of the vesting period stated in the cancelled options). Accordingly, the option will vest in nine equal quarterly installments over the 2 1/4 year vesting period.

What if I leave the company?

        In order to receive the new options, you must be a Saba employee through the date that the new options are issued. If you exchange your options and leave the company before the new options are issued, you will not receive new options, nor will you get your old options back. (Page 14)

What happens if I tender my eligible options and Saba is later subject to a change of control, such as a merger?

        If we undergo a change of control, such as a merger, prior to the grant date for the new options, it would be our intent to negotiate the terms of that transaction such that you could receive options to purchase securities of the acquirer or receive other consideration in exchange for your canceled eligible options. However, our board of directors must pursue the best interests of Saba and its stockholders, and we cannot assure you that in the context of a proposed change of control we will be able to preserve your rights to receive new options on the terms described herein or at all. You might not be entitled to any consideration for any eligible options which you have tendered and which we have accepted and canceled, and you would not receive your canceled eligible options back. Even if you were granted new options, the change of control could affect the market price of our common stock, which could cause your new options to be granted with an exercise price that is higher than you might otherwise anticipate. In addition, your new options might represent the right to purchase securities of a company other than Saba.

Exh. (a)(1)-6

What are the tax implications?

        In general, in the United States the exchange will not have an effect on your taxes. However, as a result of the exchange, all or a portion of your incentive stock options may be converted to non-qualified stock options as discussed below in Section 13 Material Federal Income Tax Consequences. You should consult your tax advisor for questions concerning the implications for your taxes. (Page 21)

If my options are incentive stock options, will my new options be incentive stock options?

        If your current options are incentive stock options, your new options will be granted as incentive stock options to the extent they qualify. For options to qualify as incentive stock options, the value of shares subject to options that first become exercisable by the option holder in any calendar year cannot exceed $100,000, as determined using the option exercise price. The excess value is deemed to be a non-qualified stock option. If the exercise price of your new options that vest in any one calendar year is less than $100,000, with such $100,000 reduced by the exercise price of any other incentive stock options that vest in that calendar year, the new options should qualify as incentive stock options. If the exercise price of your new options that vest in any one calendar year is higher than $100,000, reduced by the exercise price of any other incentive stock options that vest in that calendar year, or if you receive additional incentive stock options after you tender your old options but before we grant the new options, a portion of the new options may exceed the limits for incentive stock options. When calculating the vested portion of your new incentive stock options you must also account for any incentive stock options that become exercisable during the calendar year in which your new options are granted and prior to the grant date of your new options. Any excess value is reallocated as non-qualified stock options.

What happens to options that I choose not to exchange or that are not accepted for exchange?

        If you currently hold options that you decide not to exchange (or if we do not accept tendered options for exchange, or you withdraw your tender of options prior to the expiration date of the offer), your eligible options will remain outstanding and retain their current exercise prices. However, if the options which you do not tender are vested incentive stock options, a portion of your incentive stock options may cease to qualify as incentive stock options. This is because all your vested incentive stock options will be treated as becoming newly granted and exercisable as of the date of the offer, (even if your incentive stock options became exercisable in prior years). To the extent that the fair market value of the stock underlying your vested incentive stock options exceeds $100,000 (such amount reduced by the value of any other incentive stock options that become exercisable this year prior to the date of this offer), the excess value will have to be treated as non-qualified stock options. Thus, if you currently have vested incentive stock options and you choose not to participate in this exchange offer, some of your incentive stock options could automatically be converted to non-qualified options. Because incentive stock options that are not tendered are treated as becoming newly granted as of the date of the offer, your incentive stock options will be subject to new holding periods in order to attain long-term capital gain or loss treatment. Thus, you will have to hold stock for more than two years from the date of the offer and more than one year from the date on which the shares are transferred to you upon exercise of the incentive stock option in order for any gain or loss on a disposition of such stock to be deemed long term capital gain or loss.

How do I exchange my options?

        You should receive a packet of information in your Saba email box. You should also review your personal option statement, giving the details of your option grants, at www.benefitaccess.com. Instructions on how to access your personal option statement at www.benefitaccess.com can be found on the Saba iNet. Review the information carefully.

Exh. (a)(1)-7

        If you decide to participate, fill out and mail or fax the appropriate forms including the Letter of Transmittal contained in the information packet. Be sure to sign the forms. (Page 13)

Forms must be received by the Manager Stockholder Services by 11:59 p.m. Pacific Time on June 28, 2002. Remember, this is a receipt deadline. It's up to you to make sure your forms are received on time. Under SEC regulations, we cannot offer any individual extensions and though we may, in our discretion, extend the deadline, we have no current intention to do so. If the offer is extended, we will make a public announcement of the extension no later than 6 a.m. on the next business day following the previously scheduled expiration date. (Page 13)

        Once your form is submitted, you'll receive a brief e-mail confirmation. A more detailed statement will be e-mailed to you about four weeks later. (Page 13)

Can I change my mind after I've tendered my options for cancellation?

        Yes, as long as you fill out the appropriate forms and submit them to the Manager Stockholder Services by the June 28, 2002 deadline (or a later deadline if the deadline is extended) or if we have not accepted your offer on or before July 29, 2002, you can withdraw your decision to exchange. (Page 13)

Who can help me decide what to do?

        Exchanging options is a personal decision based on many factors, and each employee must make that decision. But there is a great deal of information available to help you with the process. A good start is to review the enclosed materials carefully. You can also find out more information about the Company by reviewing our financial statements and other information on file with the SEC. (Section 16—Additional Information). We will hold meetings to cover the program. We have also set up a special e-mail box where you can ask questions.

Who can I talk to if I have questions about the offer?

        For additional information or assistance, you should contact:

    Yvonne Selner
    Manager Stockholder Services
    Saba Software, Inc.
    2400 Bridge Parkway
    Redwood Shores, CA 94065
    phone: (650) 581-2593
    e-mail: optionexchange@saba.com

        Participation in this offer involves a number of potential risks, including those described below. You should carefully consider the risks described below and the risk factors under the heading entitled "Miscellaneous". We encourage you to speak with a financial and tax advisor as necessary before deciding whether or not to request that we exchange your eligible options in this offer. In addition, we strongly urge you to read the rest of these materials before deciding whether or not to request that we exchange your options in this offer.

        If you properly tender your eligible options, this offer expires and your eligible options are accepted and canceled as part of this offer, but, prior to the grant date of the new option, you cease being an employee of Saba or one of its subsidiaries for any reason (including your death) you will have no rights to your eligible options and you will not receive any new options. Once your eligible options are canceled, they are no longer exercisable and you lose all rights to them. If your eligible options are canceled and your employment is terminated for any reason (including your death), you

Exh. (a)(1)-8

will not be entitled to any new options or other consideration in exchange for your canceled eligible options, and you will not be able to reclaim your eligible options. However, if your eligibility ends prior to the expiration date, your tendered eligible options will not be accepted by us and you, or your estate or beneficiaries in the event of your death, will retain them on their current terms and conditions.

        If the market price of our common stock increases after the date you tender your eligible options for exchange and they are accepted and canceled, the new options you receive in exchange for them might be worth less than the eligible options. The per-share exercise price of any new options granted to you in return for your tendered eligible options will be equal to the last sale price of our common stock as reported by the Nasdaq national market on the date the new options are granted. Before the grant date for the new options, our shares could increase in value, and the exercise price of the new options could be higher than the exercise price of eligible options canceled as part of this offer.

        You will be unable to exercise any rights under either your canceled eligible options or the new options during the period between the cancellation of your eligible options and 90 days after the grant date of your new options (the date that a portion of your new options first vest). We expect to issue new options no earlier than six months and one day after the eligible options are canceled in this offer. As a result, for a period of longer than nine months you will not have the benefit of your eligible options or of any new options.

        You will lose the potential benefit of any vested eligible options that are canceled in this offer. The vesting period of each new option will start on the date that the new options are granted and end 12 months after the end of the vesting period stated in the cancelled options. In no event, however, will the new vesting period exceed four years. The new options will vest in equal quarterly installments over the vesting period of the new options (proportionately adjusted for any partial quarter at the end of the new vesting period). As a result, to the extent your eligible options are vested but unexercised, you will have to wait longer to purchase common stock under your new options than you would have under your eligible options. In addition, you will generally forfeit any portion of the shares underlying new options that are not vested when your employment with us terminates for any reason.

Exh. (a)(1)-9

INTRODUCTION

        Saba Software, Inc. is offering our employees (other than executive officers and directors) and the employees of our subsidiaries the ability to exchange all outstanding options to purchase shares of our common stock with exercise prices per share of $5.93 or more ("Eligible Options") granted under the Saba Software, Inc. 1997 Stock Incentive Plan, as amended (the "1997 Incentive Plan"), or the Saba Software, Inc. 2000 Stock Incentive Plan (the "2000 Incentive Plan" and collectively with the 1997 Plan, the "Incentive Plans"), for new options we will grant under the Incentive Plans. We are making this offer upon the terms and subject to the conditions set forth in this offer to exchange and in the related letter of transmittal (which together, as they may be amended from time to time, constitute the "offer"). The number of shares of common stock subject to new options to be granted to each option holder will be equal to the number of shares subject to the options tendered by such option holder and accepted for exchange. We will grant the new options on or about the first business day that is at least six months and one day following the date we cancel the options accepted for exchange. Our board of directors will select the actual grant date for the new options. You may tender options for the shares of common stock subject to any or all of your Eligible Options, but you may not tender only a portion of the options for the shares of common stock subject to a particular grant.

        This offer is not conditioned upon a minimum number of options being tendered. This offer is subject to conditions that we describe in Section 6 of this offer to exchange.

        If you tender options for exchange, we will grant you new options under the same Incentive Plan from which the tendered options were granted and a new option agreement between us and you. The exercise price of the new options will be equal to the last reported sale price of our common stock on the Nasdaq National Market on the date of grant. The vesting period of each new option will start on the date that the new options are granted and end 12 months after the end of the vesting period stated in the cancelled options. In no event, however, will the new vesting period exceed four years. The new options will vest in equal quarterly installments over the vesting period of the new options (proportionately adjusted for any partial quarter at the end of the new vesting period).

        As of June 18, 2002, options to purchase 13,527,016 shares of our common stock were issued and outstanding under the Incentive Plans, of which 4,715,541 were eligible to participate in this program.

        All options accepted by us pursuant to this offer will be canceled.

Exh. (a)(1)-10

THE OFFER

1.    NUMBER OF OPTIONS; EXPIRATION DATE.

        Upon the terms and subject to the conditions of the offer, we will exchange for new options to purchase common stock under the Incentive Plans all outstanding options under the Incentive Plans with exercise prices per share of $5.93 or more that are properly tendered before the "expiration date," as defined below, and not validly withdrawn in accordance with Section 4. You are not required to tender all of your eligible options, but you must tender all options issued to you in a particular grant, and if you tender any options under this offer, you must tender all of the options issued to you after December 1, 2001, regardless of the exercise price of such options. See Section 5 for more information on eligible tenders.

        If your options are properly tendered and accepted for exchange, you will be entitled to receive new options to purchase the number of shares of our common stock which is equal to the number of shares subject to the options that you tendered, subject to adjustments for any stock splits, stock dividends and similar events. All new options will be subject to the terms of the applicable Incentive Plan and to a new option agreement between us and you. IF YOU ARE NOT AN EMPLOYEE OF SABA OR ONE OF OUR SUBSIDIARIES FROM THE DATE YOU TENDER OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS IN EXCHANGE FOR YOUR TENDERED OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE. YOU ALSO WILL NOT RECEIVE ANY OTHER CONSIDERATION FOR YOUR TENDERED OPTIONS IF YOU ARE NOT AN EMPLOYEE FROM THE DATE YOU TENDER OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS.

        The term "expiration date" means 12 midnight, Pacific time, on June 28, 2002, unless and until we, in our discretion, have extended the period of time during which the offer will remain open, in which event the term "expiration date" refers to the latest time and date at which the offer, as so extended, expires. See Section 14 for a description of our rights to extend, delay, terminate and amend the offer.

        If we decide to take any of the following actions, we will publish notice of such action and extend the offer for a period of ten business days after the date of such publication:

  (a)
  (1)    we increase or decrease the amount of consideration offered for the options;
  (2)
  we decrease the number of options eligible to be tendered in the offer; or

  (3)
  we increase the number of options eligible to be tendered in the offer by an amount that exceeds 2% of the shares of common stock issuable upon exercise of the options that are subject to the offer immediately prior to the increase; and
  (b)
  the offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in Section 14.

        For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern time.

2.    PURPOSE OF THE OFFER.

        The outstanding options under the Incentive Plans were issued for the following purposes:

  •
  to provide our employees an opportunity to acquire or increase a proprietary interest in Saba, thereby creating a stronger incentive to expend maximum effort for our growth and success; and

  •
  to encourage our employees to continue their employment by us.

Exh. (a)(1)-11

        Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. We believe these options are unlikely to be exercised in the foreseeable future. By making this offer to exchange outstanding options for new options that will have an exercise price equal to the market value of our common stock on the grant date, we intend to provide our employees with the benefit of owning options that over time may have a greater potential to increase in value, create better performance incentives for employees and thereby maximize stockholder value.

        We are reserving the right to take any actions we deem necessary or appropriate that our board of directors believes is in the best interest of Saba and its stockholders such as in the event of a merger or similar transaction. Such actions could include granting the new options prior to the scheduled six-month grant date set forth in Section 5, or terminating this offer. If we were to terminate this offer in connection with such a transaction, employees who have tendered options for cancellation pursuant to this offer would not receive options to purchase securities of the acquiror or any other consideration for their tendered options.

        Subject to the foregoing, and except as otherwise disclosed in this offer to exchange or in our filings with the SEC, we presently have no plans or proposals that relate to or would result in:

  (a)
  an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

  (b)
  any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

  (c)
  any material change in our present dividend rate or policy, or our indebtedness (other than customary lines of credit) or capitalization;

  (d)
  any change in our present board of directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any executive officer's material terms of employment, except that we are looking for a new chief financial officer;

  (e)
  any other material change in our corporate structure or business;

  (f)
  our common stock not being authorized for quotation in an automated quotation system operated by a national securities association;

  (g)
  our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act;

  (h)
  the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act;

  (i)
  the acquisition by any person of any of our securities or the disposition of any of our securities; or

  (j)
  any change in our certificate of incorporation or bylaws, or any actions that may impede the acquisition of control of us by any person.

        Neither we nor our board of directors makes any recommendation as to whether you should tender your options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this offer to exchange and to consult your own investment and tax advisors. You must make your own decision whether to tender your options for exchange.

Exh. (a)(1)-12

3.    PROCEDURES FOR TENDERING OPTIONS.

        Proper Tender of Options.    To validly tender your options pursuant to the offer, you must, in accordance with the terms of the letter of transmittal, properly complete, duly execute and deliver to us the letter of transmittal, or a facsimile thereof, along with any other required documents. We must receive all of the required documents at Saba Software, Inc., 2400 Bridge Parkway, Redwood Shores, CA 94065, Attn: Manager Stockholder Services before the expiration date.

        THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING LETTERS OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING OPTION HOLDER. IF DELIVERY IS BY MAIL, WE RECOMMEND THAT YOU USE REGISTERED MAIL WITH RETURN RECEIPT REQUESTED AND PROPERLY INSURE YOUR PACKAGE. SINCE THE LETTER OF TRANSMITTAL NEEDS TO BE DULY EXECUTED, ONLY FACSIMILE, MAIL OR HAND DELIVERY, BUT NOT ELECTRONIC MAIL, WILL BE CONSIDERED PROPER DELIVERY. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

        Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects.    We will determine, in our discretion, all questions as to form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any tender of options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely tendered options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender with respect to any particular options or any particular option holder. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any such notice.

        Our Acceptance Constitutes an Agreement.    Your tender of options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the offer. OUR ACCEPTANCE FOR EXCHANGE OF YOUR OPTIONS TENDERED BY YOU PURSUANT TO THE OFFER WILL CONSTITUTE A BINDING AGREEMENT BETWEEN US AND YOU UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE OFFER.

        Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept promptly after the expiration of the offer all properly tendered options that have not been validly withdrawn.

4.    WITHDRAWAL RIGHTS.

        You may only withdraw your tendered options in accordance with the provisions of this Section 4.

        You may withdraw your tendered options at any time before 12:00 midnight, Pacific time, on June 28, 2002. If the offer is extended by us beyond that time, you may withdraw your tendered options at any time until the extended expiration of the offer. Additionally, you may withdraw any options you elected to exchange if after forty (40) business days from the commencement of the offer we have not accepted for exchange all options you elected to exchange. The date of the fortieth (40th) business day is July 29, 2002.

        To validly withdraw tendered options, an option holder must deliver to us at the address set forth on the last page of this offer to exchange a written notice of withdrawal, or a facsimile thereof, with the required information, while the option holder still has the right to withdraw the tendered options. The notice of withdrawal must specify the name of the option holder who tendered the options to be

Exh. (a)(1)-13

withdrawn, the grant date, exercise price and total number of option shares subject to each option to be withdrawn. Except as described in the following sentence, the notice of withdrawal must be executed by the option holder who tendered the options to be withdrawn exactly as such option holder's name appears on the option agreement or agreements evidencing such options. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in such capacity must be indicated on the notice of withdrawal.

        You may not rescind any withdrawal, and any options you withdraw will thereafter be deemed not properly tendered for purposes of the offer, unless you properly re-tender those options before the expiration date by following the procedures described in Section 3.

        Neither Saba nor any other person is obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination of these matters will be final and binding.

5.    ACCEPTANCE OF OPTIONS FOR EXCHANGE AND ISSUANCE OF NEW OPTIONS.

        Upon the terms and subject to the conditions of this offer and as promptly as practicable following the expiration date, we will accept for exchange and cancel options properly tendered and not validly withdrawn before the expiration date. If your options are properly tendered and accepted for exchange on June 28, 2002, the scheduled expiration date of the offer, you will be granted new options on or about January 2, 2003, which is the first business day that is at least six months and one day following the date we cancel the options accepted for exchange. If we extend the date by which we must accept and cancel options properly tendered for exchange, you will be granted new options on a subsequent business day that is on or about the first business day at least six months and one day following the extended date.

        IF YOU TENDER OPTIONS IN THIS OFFER, WE VERY LIKELY WILL DEFER UNTIL THE GRANT DATE FOR YOUR NEW OPTIONS ANY GRANT TO YOU OF OTHER OPTIONS, IF ANY, SUCH AS ANNUAL, BONUS OR PROMOTIONAL OPTIONS, FOR WHICH YOU MAY BE ELIGIBLE BEFORE THE NEW OPTION GRANT DATE. SPECIFICALLY, WE RESERVE THE RIGHT TO DEFER SUCH GRANT TO YOU OF THESE OTHER OPTIONS, IF ANY, IF WE DETERMINE IT IS NECESSARY FOR US TO DO SO TO AVOID INCURRING COMPENSATION EXPENSE AGAINST OUR EARNINGS BECAUSE OF ACCOUNTING RULES THAT COULD APPLY TO THESE INTERIM OPTION GRANTS AS A RESULT OF THE OFFER. ANY SUCH GRANT OF THESE OTHER OPTIONS ARE IN THE DISCRETION OF THE BOARD OF DIRECTORS AND SUBJECT TO COMPLIANCE WITH APPLICABLE LAW AND MARKET PRICES PREVAILING AT THE TIME OF THE GRANTS. ANY SUCH ACTUAL GRANTS OF THESE OTHER OPTIONS WILL THEREFORE BE MADE WHEN, AS AND IF DECLARED BY THE BOARD OF DIRECTORS.

        Your new options will entitle you to purchase a number of shares of our common stock which is equal to the number of shares subject to the options or portion thereof you tender, subject to adjustments for any stock splits, stock dividends and similar events. IF YOU ARE NOT AN EMPLOYEE OF SABA OR ONE OF OUR SUBSIDIARIES FROM THE DATE YOU TENDER OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS IN EXCHANGE FOR YOUR TENDERED OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE. YOU ALSO WILL NOT RECEIVE ANY OTHER CONSIDERATION FOR YOUR TENDERED OPTIONS IF YOU ARE NOT AN EMPLOYEE FROM THE DATE YOU TENDER OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS, REGARDLESS OF THE EXERCISE PRICE OF SUCH OPTIONS.

Exh. (a)(1)-14

        If you have received more than one grant of options and you wish to tender options under this offer, you do not have to tender the options you received under all of your option grants. However, you must tender all the options that were issued in a particular option grant to you. For example, if you hold an option to purchase 5,000 shares of our common stock at an exercise price of $15.00 per share and an option to purchase 2,000 shares of our common stock at $20.00 per share, you may tender none of your eligible options, all 5,000 options under the first option grant, all 2,000 options under the second option grant, or all 7,000 options under both option grants. Thus, in this example, you may not tender 1,000 shares (or any other partial amount) under the first option grant. IN ADDITION, IF YOU TENDER ANY OPTIONS UNDER THIS OFFER, YOU MUST TENDER ALL OPTIONS YOU RECEIVED IN ALL OPTION GRANTS TO YOU SINCE DECEMBER 1, 2001.

        For purposes of the offer, we will be deemed to have accepted for exchange options that are validly tendered and not properly withdrawn as, if and when we give oral or written notice to the option holders of our acceptance for exchange of such options, which may be by press release. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept promptly after the expiration of the offer all properly tendered options that are not validly withdrawn. Promptly after we accept tendered options for exchange, we will send each tendering option holder a letter indicating the number of shares subject to the options that we have accepted for exchange, the corresponding number of shares that will be subject to the new options and the expected grant date of the new options.

6.    CONDITIONS OF THE OFFER.

        Notwithstanding any other provision of the offer, we will not be required to accept any options tendered for exchange, and we may terminate or amend the offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act, if at any time on or after June 3, 2002 and prior to the expiration date any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any such case and regardless of the circumstances giving rise thereto, including any action or omission to act by us, the occurrence of such event or events makes it inadvisable for us to proceed with the offer or with such acceptance and cancellation of options tendered for exchange, provided that in each case such event would have a material adverse effect on us:

  (a)
  there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the offer, the acquisition of some or all of the tendered options pursuant to the offer, the issuance of new options, or otherwise relates in any manner to the offer or that, in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of Saba or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the offer to us;

  (b)
  there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:
  (i)
  make the acceptance for exchange of, or issuance of new options for, some or all of the tendered options illegal or otherwise restrict or prohibit consummation of the offer or otherwise relates in any manner to the offer;

Exh. (a)(1)-15

    (ii)
    delay or restrict our ability, or render us unable, to accept for exchange, or issue new options for, some or all of the tendered options;

    (iii)
    materially impair the contemplated benefits of the offer to us; or

    (iv)
    materially and adversely affect the business, condition (financial or other), income, operations or prospects of Saba or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the offer to us;
  (c)
  there shall have occurred:
  (i)
  any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

  (ii)
  the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

  (iii)
  the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

  (iv)
  any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that in our reasonable judgment might affect, the extension of credit by banks or other lending institutions in the United States;

  (v)
  any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on the business, condition (financial or other), operations or prospects of Saba or our subsidiaries or on the trading in our common stock;

  (vi)
  any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on the business, condition (financial or other), operations or prospects of Saba or our subsidiaries or that, in our reasonable judgment, makes it inadvisable to proceed with the offer; or

  (vii)
  in the case of any of the foregoing existing at the time of the commencement of the offer, a material acceleration or worsening thereof.
  (d)
  there shall have occurred any change in generally accepted accounting principles which could or would require us for financial reporting purposes to record compensation expense against our earnings in connection with the offer;

  (e)
  a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:
  (i)
  any person, entity or "group," within the meaning of Section 13(d)(3) of the Securities Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC;

  (ii)
  any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

  (iii)
  any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries; or

Exh. (a)(1)-16

  (f)
  any change or changes shall have occurred in the business, condition (financial or other), assets, income, operations, prospects or stock ownership of Saba or our subsidiaries that, in our reasonable judgment, is or may be material to Saba or our subsidiaries.

        The conditions to the offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them prior to the expiration date. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 6 will be final and binding upon all persons.

7.    PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS.

        Our common stock is quoted on the Nasdaq National Market under the symbol "SABA." The following table shows, for the periods indicated, the high and low closing sales prices per share of our common stock as reported by the Nasdaq National Market.

QUARTER ENDED	HIGH	LOW
May 31, 2002	$4.93	$2.49
November 30, 2001	$7.93	$1.69
August 31, 2001	$16.41	$8.00
May 31, 2001	$14.60	$3.75
February 28, 2001	$20.00	$8.75
November 30, 2000	$32.00	$13.63
August 31, 2000	$38.81	$15.13
May 31, 2000	$33.00	$13.50

        As of May 31, 2002, the last reported sale price of our common stock, as reported by the Nasdaq National Market, was $2.50 per share.

        WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO TENDER YOUR OPTIONS.

8.    SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS.

        Consideration.    We will issue new options to purchase common stock under the Incentive Plans in exchange for outstanding eligible options properly tendered and accepted for exchange by us. The number of shares of common stock subject to new options to be granted to each option holder will be equal to the number of shares subject to the options tendered by such option holder and accepted for exchange, subject to adjustments for any stock splits, stock dividends and similar events. If we receive and accept tenders of all outstanding eligible options, excluding the eligible options held by our executive officers and directors, all of whom are not eligible to participate in the offer, we will grant new options to purchase a total of 4,715,541 shares of our common stock. The common stock issuable upon exercise of the new options will equal approximately 9.8% of the total shares of our common stock outstanding as of May 31, 2002.

        Terms of New Options.    The new options will be issued under the Incentive Plans and a new option agreement between us and each option holder who has tendered options in the offer. Except with respect to the exercise price, vesting schedule and as otherwise specified in the offer, the terms and conditions of the new options will be substantially the same as the terms and conditions of the options tendered for exchange. The following description summarizes the material terms of the Incentive Plans and the options granted under the Incentive Plans.

Exh. (a)(1)-17

        General.    As of June 18, 2002, there were 2,551,855 shares of common stock reserved for issuance under the Incentive Plans. The Incentive Plans permit us to grant common stock, options intended to qualify as incentive options under the Internal Revenue Code and nonqualified stock options. If the options you tender were intended to be incentive stock options, your new options will be granted as incentive stock options to the extent they qualify under the Internal Revenue Code. For options to qualify as incentive stock options, the value of the shares subject to options that first become exercisable by the option holder in any calendar year cannot exceed $100,000. The value of the shares subject to options is measured on the date the options are granted. The excess options are deemed to be nonqualified stock options. If the options you tender for exchange were not intended as incentive stock options, your new options will not be incentive stock options. For more information related to the possible U.S. federal income tax consequences if you exchange any options pursuant to this offer, see Section 13 of the offer. Special considerations may apply to employees located outside of the United States. In some of these countries, the application of local taxation rules may have an impact upon the re-grant. If you are an employee outside of the United States, we recommend that you consult with your own tax advisor to determine the tax consequences of the offer under the laws of the country in which you live and work.

        Administration.    Our board of directors administers the Incentive Plans, unless it has delegated administration to a committee. Our board of directors has the authority to construe, interpret and amend the Incentive Plans.

        Term.    The term of each option will be fixed by our board of directors and may not exceed ten years from the date of grant. The new options to be granted pursuant to the offer will have a term of six years from the date of grant.

        Termination.    Options issued under the Incentive Plans generally will expire six years after the date of grant. Except as your option agreement otherwise provides, your options will terminate following the termination of your employment, unless the options to the extent exercisable before such termination are exercised within 90 days following such termination. In the event that the termination of your employment is by reason of permanent or total disability or death, you, or your executors, administrators, legatees or distributees of your estate, may exercise any option held by you at the date of your employment termination, whether or not the option was exercisable immediately before such termination. This right to exercise options will extend to the earlier of the expiration of the option term or one year after the date of the termination of your employment by reason of permanent and total disability or death. Unless your option agreement otherwise provides, your options will terminate upon the termination of your employment "for cause," as defined in your option agreement. The termination of your option under the circumstances specified in this Section will result in the termination of your interests in the Incentive Plans. In addition, your option may terminate, together with the Incentive Plans and all other outstanding options issued to other employees, following the occurrence of certain "change in control" events, as described below.

        Exercise Price.    The board of directors will determine the exercise price of each option. The exercise price of the new options to be granted pursuant to the offer will be equal to the last reported sale price of our common stock on the Nasdaq National Market on the date of grant.

        Vesting and Exercise.    The compensation committee will determine at what time or times each option may be exercised and the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. The exercisability of options may be accelerated by the board of directors.

        The vesting period of each new option will start on the date that the new options are granted and end 12 months after the end of the vesting period stated in the cancelled options. In no event, however, will the new vesting period exceed four years. The new options will vest in equal quarterly

Exh. (a)(1)-18

installments over the vesting period of the new options (proportionately adjusted for any partial quarter at the end of the new vesting period).

        Payment of Exercise Price.    You may exercise your options, in whole or in part, by delivery of a written notice to us on any business day at our principal office addressed to the attention of the Manager Stockholder Services, which specifies the number of shares for which the option is being exercised and which is accompanied by payment in full of the applicable exercise price. The permissible methods of payment of the option exercise price generally are the following:

    delivery of cash or a check payable to us;

    delivery of a full recourse promissory note as our board of directors may deem appropriate;

    tender to us of shares of our common stock, which, if acquired from us, have been owned by the option holder for no less than six months, having a fair market value on the date of exercise equal to the aggregate exercise price;

    delivery of a properly executed exercise notice together with irrevocable instructions to a broker to deliver promptly to the company the amount of sale or loan proceeds required to pay the exercise price; or

    a combination of the foregoing methods.

        Change of Control.    If we merge or are consolidated with, or sell or transfer substantially all of our assets or stock to, another entity before we grant the new options, it would be our intent to negotiate the terms of that change of control transaction such that eligible optionholders who tender options pursuant to this offer would receive options to purchase securities of the acquirer. However, we have the right to take any actions we deem necessary or appropriate to complete a transaction that our board of directors believes is in the best interests of Saba and its stockholders; management may elect to cancel this offer and any obligation to grant the new options. If we were to cancel this offer in connection with a change of control transaction, tendering optionholders would not receive options to purchase securities of the acquirer or any other consideration for their tendered options.

        Tax Consequences.    You should refer to Section 13 for a discussion of the U.S. Federal income tax consequences of accepting or rejecting the new options under this offer to exchange. Special considerations may apply to employees located outside of the United States. In some of these countries, the application of local taxation rules may have an impact upon the re-grant. If you are an employee outside of the United States, we recommend that you consult with your own tax advisor to determine the tax consequences of the offer under the laws of the country in which you live and work.

        Registration of Option Shares.    All shares of common stock issuable upon exercise of options under the Incentive Plans, including the shares that will be issuable upon exercise of all new options to be granted pursuant to the offer, have been registered under the Securities Act on a registration statement on Form S-8 filed with the SEC. Unless you are one of our affiliates, you will be able to sell your option shares free of any transfer restrictions under applicable securities laws.

        Our statements in this offer to exchange concerning the Incentive Plans and the new options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of the Incentive Plans and the forms of option agreement under the Incentive Plans. Please contact us at 2400 Bridge Parkway, Redwood Shores, CA 94065, phone: (650) 581-2593, Attn: Manager Stockholder Services, to receive a copy of the Incentive Plans and the forms of option agreement thereunder. We will promptly furnish you copies of these documents at our expense.

Exh. (a)(1)-19

9.    INFORMATION CONCERNING SABA.

        General.    Saba is a leading provider of human capital development and management infrastructure software and services. Our software solutions are designed to enable businesses and governments to increase performance by automating the processes necessary to develop and manage the people, or human capital, that comprise their "extended enterprise" of employees, customers, partners and suppliers. Our offerings are designed to increase the return to the organization on their investment in human capital by cost-effectively meeting the learning and performance management needs of enterprises across geographies and industries. Human capital development and management solutions help to identify what people know and are capable of doing with their knowledge, identify where and how to enhance the capacity to add value to the organization, and identify ways to maximize the value that is created through increasing the capacity to contribute. Our solutions provide information and business processes that empower managers to more tightly align organizational capabilities with desired business outcomes.

        Saba was incorporated in Delaware in April 1997. Our principal executive offices are located at 2400 Bridge Parkway, Redwood Shores, California 94065, and the telephone number at that address is (650) 696-3840.

        Financial Information.    The financial information included in our Annual Financial Report to Stockholders for our fiscal year ended May 31, 2001 attached as an appendix to our 2001 Proxy Statement for the Annual Meeting of Stockholders of Saba Software, Inc. held on November 8, 2001.

        See "Additional Information" beginning on page 25 for instructions on how you can obtain copies of our SEC reports that contain our financial statements.

10.
ABSENCE OF INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS.

        A list of our directors and executive officers is contained in Schedule A attached to this Offer to Exchange. As of April 30, 2002, our executive officers and directors (nine (9) persons) as a group held stock options to purchase a total of 2,785,000 shares of our Common Stock (collectively, the "Insider Options"). This represented approximately 24.5% of the shares subject to all options granted and outstanding under the Incentive Plans as of that date. Executive officers and directors will not be eligible to exchange their options pursuant to the offer and no Insider Option shall constitute an Eligible Option.

        The Company has not issued Eligible Options during the 60 days prior to this Offer to Exchange. There were no transactions that members of our board of directors, our executive officers or the affiliates of any of our directors or executive officers engaged in that involved Eligible Options during the 60 days prior to this Offer to Exchange.

        There is no agreement, arrangement or understanding between the Company or, to the best of our knowledge, any of our directors or executive officers, and any other person for the purchase or acquisition from the Company of any of its securities, except for outstanding options to purchase an aggregate of 11,387,616 shares of our Common Stock pursuant to the Incentive Plans as of April 30, 2002.

11.
STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER

        Options we acquire pursuant to the offer will be canceled and the shares of common stock subject to those options will be returned to the pool of shares available for grants of new options under the Incentive Plans and for issuance upon the exercise of such new options. To the extent such shares are not fully reserved for issuance upon exercise of the new options to be granted in connection with the offer, the shares will be available for future awards to employees and other eligible plan participants

Exh. (a)(1)-20

without further stockholder action, except as required by applicable law or the rules of the Nasdaq National Market or any other securities quotation system or any stock exchange on which our common stock is then quoted or listed. We believe that Saba will not incur any future compensation expense solely as a result of the transactions contemplated by the offer because:

  •
  we will not grant any new options to anyone tendering options pursuant to this offer until a business day that is at least six months and one day after the date that we accept and cancel options tendered for exchange; and

  •
  the exercise price of all new options will equal the market value of the common stock on the date we grant the new options.

        We may incur compensation expense, however, if we grant any options having an exercise price less than the exercise price of any options cancelled pursuant to this tender offer to any tendering option holder before the scheduled new option grant date. Our grant of those options to the tendering option holder would be treated for financial reporting purposes as a variable award to the extent that the number of shares subject to the newly granted options is equal to or less than the number of the option holder's tendered option shares. In this event, we would be required to record as compensation expense the amount by which the market value of the shares subject to the newly granted options exceeds the exercise price of those shares. This compensation expense would accrue as a charge to Saba's earnings over the vesting period of the newly granted options. We would adjust this compensation expense periodically until the options are exercised, expired or canceled based on increases or decreases in the market value of the shares subject to the newly granted options.

12.    LEGAL MATTERS; REGULATORY APPROVALS.

        We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of new options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We are unable to predict whether we may determine that we are required to delay the acceptance of options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the offer to accept tendered options for exchange and to issue new options for tendered options is subject to conditions, including the conditions described in Section 6.

13.    MATERIAL FEDERAL INCOME TAX CONSEQUENCES.

        The following is a general summary of the material U.S. Federal income tax consequences of the exchange of options pursuant to the offer. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations and administrative and judicial interpretations as of the date of the offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

        If you exchange outstanding incentive or non-qualified stock options for new options, you will not be required to recognize income for U.S. Federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange. At the date of grant of the new options, you will not be required to recognize additional income for U.S. Federal income tax purposes. The grant of options is not recognized as taxable income.

Exh. (a)(1)-21

        If the options you tender were intended to be incentive stock options, your new options will be granted as incentive stock options to the extent they qualify under the Internal Revenue Code. Under current law, for options to qualify as incentive stock options, the value of the shares subject to options that first become exercisable by the option holder in any calendar year cannot exceed $100,000. The value of the shares subject to options is measured on the date the options are granted. The excess options are deemed to be non-qualified stock options. If the options you tender were not intended as incentive stock options, your new options will not be incentive stock options.

        U.S. Federal Income Tax Consequences for Outstanding Incentive Stock Options.    You will not be subject to any current income tax if you elect to exchange your incentive stock options in exchange for new options. However, the offer will constitute a "modification" of your incentive stock options, even those incentive stock options that you do not tender in the offer. The effect of a modification on your incentive stock options depends on whether the exercise price of your exercisable incentive stock options is equal to, higher or lower than the price of our stock on June 3, 2002. If your exercise price per share is equal to or higher than the price of our common stock on June 3, 2002, the offer would extend the period you would have to hold the shares purchased under those options in order to qualify all of the gain on a subsequent sale of those shares as long-term capital gain. That extended holding period for long-term capital gain would require that any taxable sale or other disposition of the shares not take place until the later of (i) two years from the date of the deemed modification of your incentive stock options or (ii) one year from the date you exercise those shares. In addition, such a deemed modification may also cause a portion of your incentive stock options to be treated as non-qualified stock options upon exercise and affect the amount of other stock options granted to you that may qualify as incentive stock options under the $100,000 calendar year limit discussed above. If the exercise price for your eligible incentive stock options is lower than the price of our common stock on June 3, 2002, your option would cease to qualify as an incentive stock option.

        While the exchange and cancellation of your incentive stock options will not give rise to any tax consequences, you should refer to the tax discussion below regarding "U.S. Federal Income Tax Consequences of Non-qualified Stock Options," because some of your new options may not qualify as incentive stock options or some of your incentive stock options not tendered may cease to qualify as incentive stock options, in which case your options would be subject to different tax treatment than your eligible options.

        For income tax purposes, you did not realize taxable income when the incentive stock options were granted to you under the option plans. In addition, you generally will not realize taxable income when you exercise an incentive stock option. However, your alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares you may purchase under the option, which is generally determined as of the date you exercise the option, exceeds the aggregate exercise price of the option. Except in certain circumstances that are described in your incentive plans and your option agreement, such as your death or disability, if an option is exercised more than three months after your employment is terminated, the option will not be treated as an incentive stock option and is subject to taxation under the rules applicable to non-qualified stock options that are discussed below.

        Under current law, upon the exercise of an incentive stock option you are not subject to withholding for income taxes or the employee's portion of FICA tax, and we do not have any FICA or FUTA liabilities. However, the IRS recently issued proposed regulations which, if adopted, would impose additional withholding and reporting requirements on employers in connection with the exercise of incentive stock options. The proposed rules and regulations would subject both employees and employers to withholding for FICA and FUTA taxes (not including federal income tax) at the time an incentive stock option is exercised based upon the excess, if any, of the fair market value of the incentive stock option shares on the date of exercise over the exercise price of the incentive stock option. The proposed rules and regulations will not become effective unless published as final

Exh. (a)(1)-22

regulations in the Federal Register, and will only apply to the exercise of an incentive stock option on or after January 1, 2003. There is a possibility that Congress may act to modify the proposed rules and regulations by passing tax legislation. According to the IRS, an employer may elect to apply the final rules and regulations to the exercise of an incentive stock option before January 1, 2003. If the proposed regulations are adopted, we will be obliged to deduct and withhold an amount adequate to meet your portion of the FICA obligations (provided your wages have not yet exceeded the relevant limits for the current year, although as you may know, there is no limit on the Medicare portion of FICA) upon exercise of an incentive stock option.

        If you dispose of common stock that you acquired by exercising an incentive stock option, the tax consequences of the disposition depend on whether the disposition is "qualifying" or "disqualifying." The disposition of the common stock is qualifying if it is made after the later of: (a) more than two years from the date the incentive stock option was granted or (b) more than one year after the date the incentive stock option was exercised.

        If the disposition of the common stock you received when you exercised incentive stock options is qualifying, any excess of the sale price over the exercise price of the option will be treated as long-term capital gain taxable to you at the time of the sale. If the disposition is not qualifying, which we refer to as a "disqualifying disposition," the excess of the fair market value of the common stock on the date the option was exercised over the exercise price will be taxable income to you at the time of the sale. Of that income, the amount up to the excess of the fair market value of the common stock at the time the option was exercised over the exercise price will be ordinary income for income tax purposes and the balance, if any, will be long or short-term capital gain, depending on whether or not the common stock was sold more than one year after the option was exercised.

        If you sell common stock you received when you exercised an incentive stock option in a qualifying disposition, we will not be entitled to a deduction equal to the gain you realize when you completed that sale. However, if you sell, in a disqualifying disposition, common stock you received when you exercised an incentive stock option, we will be entitled to a deduction equal to the amount of ordinary income taxable to you.

        U.S. Federal Income Tax Consequences of Non-qualified Stock Options.    Under current law, you will not realize taxable income upon the grant of a non-qualified stock option. However, when you exercise the option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be treated as taxable compensation income to you, and you will be subject to withholding of income and employment taxes at that time. We will generally be entitled to a deduction equal to the amount of compensation income taxable to you.

        The subsequent sale of the shares acquired pursuant to the exercise of a non-qualified stock option generally will give rise to capital gain or loss equal to the difference between the sale price and the sum of the exercise price paid for the shares plus the ordinary income recognized with respect to the shares, and these capital gains or losses will be treated as long-term capital gains or losses if you held the shares for more than one year following exercise of the option.

        WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO COUNTRY, STATE AND LOCAL TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

        IF YOU CHOOSE NOT TO EXCHANGE ALL OF YOUR ELIGIBLE OPTIONS, WE ALSO RECOMMEND THAT YOU CONSULT WITH YOUR OWN TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES ATTRIBUTABLE TO THE EXERCISE OF THE ELIGIBLE OPTIONS YOU DO NOT EXCHANGE AND TO THE SUBSEQUENT SALE OF COMMON STOCK PURCHASED UNDER THESE OPTIONS.

Exh. (a)(1)-23

14.    EXTENSION OF OFFER; TERMINATION; AMENDMENT.

        We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 6 has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and thereby delay the acceptance for exchange of any options by giving oral or written notice of such extension to the option holders and making a public announcement thereof.

        We also expressly reserve the right, in our reasonable judgment, prior to the expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any options tendered for exchange upon the occurrence of any of the conditions specified in Section 6, by giving oral or written notice of such termination or postponement to the option holders and making a public announcement thereof. Our reservation of the right to delay our acceptance and cancellation of options tendered for exchange is limited by Rule 13e-4(f)(5) promulgated under the Securities Exchange Act, which requires that we must pay the consideration offered or return the options tendered promptly after termination or withdrawal of a tender offer.

        Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 6 has occurred or is deemed by us to have occurred, to amend the offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the offer to option holders or by decreasing or increasing the number of options being sought in the offer.

        Amendments to the offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be announced no later than 6:00 a.m., Pacific time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement made pursuant to the offer will be disseminated promptly to option holders in a manner reasonably designated to inform option holders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a press release to the Dow Jones News Service.

        If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information. If we decide to take any of the following actions, we will publish notice of such action and extend the offer for a period of ten business days after the date of such publication:

  (a)
  (1)    we increase or decrease the amount of consideration offered for the options;
  (2)
  we decrease the number of options eligible to be tendered in the offer; or

  (3)
  we increase the number of options eligible to be tendered in the offer by an amount that exceeds 2% of the shares of common stock issuable upon exercise of the options that are subject to the offer immediately prior to the increase; and
  (b)
  the offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in this Section 14.

15.    FEES AND EXPENSES.

        We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of options pursuant to this offer to exchange.

Exh. (a)(1)-24

16.    ADDITIONAL INFORMATION.

        We have filed with the SEC a Tender Offer Statement on Schedule TO, of which this offer to exchange is a part, with respect to the offer. This offer to exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to tender your options:

  1.
  our Annual Report on Form 10-K for our fiscal year ended May 31, 2001, filed with the SEC on August 29, 2001;

  2.
  our Quarterly Report on Form 10-Q for our quarter ended February 28, 2002, filed with the SEC on April 15, 2002; and

  3.
  the description of our common stock included in our registration statement on Form 8-A, which was filed with the SEC on April 5, 2000, including any amendments or reports we file for the purpose of updating that description.

        These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the SEC public reference room at the following address:

450 Fifth Street, N.W.
Room 1024
Washington, D.C. 20549

        You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

        Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

        Our common stock is quoted on the Nasdaq National Market under the symbol "SABA," and our SEC filings can be read at the following Nasdaq address:

Nasdaq Operations
1735 K Street, N.W.
Washington, D.C. 20006

        We will also provide without charge to each person to whom a copy of this offer to exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

2400 Bridge Parkway
Redwood Shores, CA 94065
Attn: Manager Stockholder Services

or by telephoning us at (650) 696-3849 between the hours of 8:00 a.m. and 5:00 p.m., Pacific time.

        As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this offer to exchange, you should rely on the statements made in the most recent document.

        The information contained in this offer to exchange about Saba should be read together with the information contained in the documents to which we have referred you.

Exh. (a)(1)-25

17.    MISCELLANEOUS.

        Set forth below is a selected summary of our financial information. The selected historical consolidated balance sheets and consolidated statements of operations data as of and for the fiscal years ended May 31, 2001 and 2000 have been derived from the consolidated financial statements included in our Annual Report on Form 10-K, filed with the SEC on August 29, 2001 and the information as of February 28, 2002 and for the nine months ended February 28, 2002 and 2001 has been derived from our Quarterly Report on Form 10-Q for the quarter ended February 28, 2002, filed with the SEC on April 15, 2002, and should be read together with the consolidated financial statements and related notes included in such reports. Since the selected summary financial information set forth below is not accompanied by an audit report, it is considered unaudited.

        Summarized financial information (in thousands)

	As of
		May 31,
	February 28, 2002
		2001	2000
Current assets	$35,023	$54,818	$89,880
Non current assets	15,852	13,293	7,825
Current liabilities	20,772	35,862	24,790
Noncurrent liabilities	3,525	4,290	4,211
	Nine Months Ended February 28,		Year Ended May 31,
	2002	2001	2001	2000
Revenues	$40,866	$37,594	$53,076	$17,992
Gross profit	29,171	21,424	31,435	8,972
Loss from operations	(21,503)	(54,618)	(65,458)	(55,472)
Net loss	(21,679)	(52,344)	(62,791)	(54,441)

        Loss per share from continuing operations

	Nine Months Ended February 28,		Year Ended May 31,
	2002	2001	2001	2000
Basic	$(0.47)	$(1.24)	$(1.49)	$(2.94)
Diluted	(0.47)	(1.24)	(1.49)	(2.94)

        Loss per share

	Nine Months Ended February 28,		Year Ended May 31,
	2002	2001	2001	2000
Basic	$(0.47)	$(1.24)	$(1.49)	$(2.94)
Diluted	(0.47)	(1.24)	(1.49)	(2.94)

        This offer to exchange and our SEC reports referred to above include "forward-looking statements". When used in this offer to exchange, the words "anticipate," "believe," "estimate," expect," "intend" and "plan" as they relate to Saba or our management are intended to identify these forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our services or the markets in which we operate and similar matters are forward-looking statements. The documents filed by Saba with the SEC, including our Annual Report for fiscal year ended May 31, 2001 and our Quarterly Report for the quarter ended February 28, 2002,

Exh. (a)(1)-26

discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements. These risks include, but are not limited to:

We have a limited operating history and are subject to the risks encountered by early-stage companies

        We were founded in April 1997 and shipped our first products in April 1998. Because we have a limited operating history, you should consider and evaluate our operating prospects in light of the risks and uncertainties frequently encountered by early-stage companies in rapidly evolving markets. For us, these risks include:

  •
  risks that our revenue forecasts may be incorrect because of our limited sales to date and our long sales process;

  •
  risks associated with our dependence on Saba Learning Enterprise Edition, and related services, for substantially all of our revenues for the foreseeable future;

  •
  risks that our new products, such as Saba Performance and Saba Content, will fail to achieve market acceptance;

  •
  risks that our strategy of establishing Saba Exchange may not be successful;

  •
  risks that fluctuations in our quarterly operating results will be significant relative to our revenues; and

  •
  risks that the current economic downturn will continue to negatively impact the demand for our products and services.

        These risks and other risks are described in more detail below. Our future growth will depend substantially on our ability to address these and the other risks described in this section. If we do not successfully address these risks, our business would be significantly harmed.

We have a history of losses, expect future losses and cannot assure you that we will achieve profitability

        We have incurred significant losses and negative cash flows from operations since our inception. We have not achieved profitability and cannot be certain that we will realize sufficient revenues to achieve or sustain profitability. We expect to derive substantially all of our revenues for the foreseeable future from the licensing of our Saba Learning Enterprise Edition and providing related services. Over the longer term, we expect to derive revenues from Saba Exchange, which is based on an evolving and unproven business model, and new products such as Saba Learning ASP Edition, Saba Performance, which is in limited release, and Saba Content, and services related to these offerings. In the future, we expect to continue to incur substantial non-cash expenses relating to the amortization of deferred compensation and purchased intangible assets that will contribute to our net losses. As of February 28, 2002, we had an aggregate of $4.5 million of deferred compensation and $3.4 million of purchased intangible assets to be amortized. As a result of all of the foregoing, we expect to incur losses for the foreseeable future and will need to generate significantly higher revenues in order to achieve profitability. If we achieve profitability, we may not be able to sustain it.

Fluctuations of our results could cause our stock price to experience significant fluctuations or declines

        Our operating results have varied significantly in the past and will likely fluctuate significantly in the future. We believe that quarter-to-quarter comparisons of our revenues and operating results are not necessarily meaningful and should not be relied on as indicators of future performance. Our operating expenses are based on our expectations of future revenues and are relatively fixed in the short-term. During the three months ended November 30, 2001, we took actions to reduce our

Exh. (a)(1)-27

operating expenses and, while we may from time to time reduce operating expenses in response to downturns in the United States and/or international economies, we generally expect to increase our operating expenses to expand our sales and marketing operations, fund greater levels of research and development, develop new alliances, increase our services and support capabilities and improve our operational and financial systems. If our revenues do not increase along with these expenses, our business would be seriously harmed and net losses in a given quarter would be even larger than expected. It is possible that in some future quarter our operating results may be below the expectations of public market analysts or investors, which could cause the market price of our common stock to fall.

        Our quarterly revenues are especially subject to fluctuations because they depend on the sale of a small number of relatively large orders, principally orders for Saba Learning Enterprise Edition and related services. Therefore, if we do not book a sufficient number of large orders in a particular quarter, our revenues in future periods could be lower than expected. We have not fully developed our business model for Saba Exchange, including the structure and amount of the fees we intend to charge. As this business model evolves, the potential for fluctuations in our quarterly results could increase. Furthermore, our quarterly revenues may be affected significantly by changes in revenue recognition policies and procedures based on changes to or new applicable accounting standards and how these standards are interpreted.

Our lengthy sales cycle could cause delays in revenue growth

        The period between our initial contact with a potential customer and the purchase of our products and services is often long. A customer's decision to purchase our products and services requires the commitment to increase performance through human capital development and management, involves a significant allocation of resources, and is influenced by a customer's budgetary cycles. To successfully sell our products and services, we generally must educate our potential customers regarding the use and benefits of our products and services, which can require significant time and resources. Many of our potential customers are large enterprises that generally take longer to make significant business decisions. Our typical sales cycle has been approximately 6 to 12 months. The delay or failure to complete sales in a particular quarter could reduce our revenues in that quarter. If our sales cycle unexpectedly lengthens in general or for one or more large orders, it would adversely affect the timing of our revenues and our revenue growth. If we were to experience a delay of several weeks on a large order, it could harm our ability to meet our forecasts for a given quarter.

Exh. (a)(1)-28

A decline in the price of, or demand for, our main product Saba Learning Enterprise Edition or our related service offerings would seriously harm our revenues and operating margins

        Saba Learning Enterprise Edition and related services accounted for a substantial majority of our revenues in the nine months ended February 28, 2002. We anticipate that revenues from our Saba Learning Enterprise Edition and related services will continue to constitute a substantial majority of our revenues for the foreseeable future. Consequently, a decline in the price of, or demand for, Saba Learning Enterprise Edition or failure to achieve broad market acceptance would seriously harm our business.

We are exposed to recent unfavorable economic and political conditions

        We have seen a rapid and increasingly severe downturn in the United States economy since the first quarter of fiscal 2001, which has been further stalled by terrorists attacks in September 2001. There can be no certainty as to the severity or duration of this downturn. Although we cannot predict the extent and timing, if any, of the impact of economic downturns in the United States on economies in other countries or geographic regions, we are seeing an economic slowdown in certain international markets in which we conduct business. If the economic conditions in the United States continue or worsen or if a global economic slowdown intensifies, the demand for our products and services may be reduced. Not only may these economic slowdowns reduce our customers' and prospects' budgets for our products and services, but also they may adversely affect our customers' ability to pay for our products and services. Accordingly, these economic slowdowns may have a material adverse impact on our business, operating results and financial condition.

Our performance depends on a new market: human capital development and management

        The market for software solutions that automate human capital development and management is relatively new and rapidly evolving. Substantially all of our revenues are attributable to the suite of products and services in this market. If this market fails to develop or develops more slowly than we expect, or if we fail to identify the challenges and risks in this new market and successfully address these risks, our business would be harmed.

Our strategy of establishing Saba Exchange is unproven and may not be successful

        We must more fully establish and enhance Saba Exchange, where organizations and learning providers can transact business and collaborate. Our success depends on a significant number of organizations implementing Saba Learning and conducting business with learning providers over the Internet through Saba Exchange. If this business strategy is flawed, or if we are unable to execute it effectively, our revenues may be seriously harmed. We began operating Saba Exchange in December 1999. Accordingly, we have limited experience developing and operating Saba Exchange. To date, only a limited number of learning providers and organizations are connected to Saba Exchange. It is possible that we, together with the organizations and learning providers who comprise this exchange, will not be able to effectively operate this exchange, both in terms of technical performance as well as commercial viability. It is possible that an insufficient number of organizations and/or learning providers will join and remain in Saba Exchange, and that we will be unable to generate significant revenues from Saba Exchange. Unless a critical mass of organizations and learning providers join Saba Exchange, our solutions may not achieve widespread market acceptance and our business would be seriously harmed. To date, we have not generated significant revenues from Saba Exchange.

Exh. (a)(1)-29

If we lose key personnel or are unable to attract and retain additional qualified personnel we may not be able to successfully manage our business and achieve our objectives

        We believe our future success will depend upon our ability to retain our key management personnel. These employees are not subject to employment contracts. We may not be successful in attracting, assimilating and retaining our key employees in the future. Our future success and our ability to expand our operations will also depend in large part on our ability to attract and retain additional qualified technical, sales and marketing personnel. Competition for these types of employees is intense due to the limited number of qualified professionals and the high demand for them, particularly in the San Francisco Bay Area, where our headquarters is located. We have in the past experienced difficulty in recruiting qualified personnel. Failure to attract, assimilate and retain personnel, particularly technical, sales and marketing personnel, would have a material adverse effect on our business and potential growth. Additionally, volatility or a lack of positive performance in our stock price may adversely affect our ability to retain key employees, all of whom have been granted stock options or been sold restricted stock.

Difficulties we may encounter managing our growth could adversely affect our results of operations

        The expansion and increased complexity of our operations has placed a significant strain upon our management systems and resources. If we are unable to manage our expanded operations, our business will be seriously harmed. We have expanded the geographic scope of our customer base and operations. This expansion has resulted and will continue to result in substantial demands on our management resources. In order to compete effectively and to manage future expansion of our operations, if any, we need to continue to improve our financial and management controls, reporting systems and procedures on a timely basis and expand, train and manage our employee work force. We have implemented systems to manage our sales, support and administrative operations. We may find that these systems, our personnel, procedures and controls are inadequate to support our future operations.

Intense competition in our target market could impair our ability to grow and to achieve profitability

        The market for our products and services is intensely competitive, dynamic and subject to rapid technological change. The intensity of the competition and the pace of change are expected to increase in the future. Increased competition is likely to result in price reductions, reduced gross margins and loss of market share, any one of which could seriously harm our business. Competitors vary in size and in the scope and breadth of the products and services offered. We encounter competition with respect to different aspects of our solution from a variety of sources including:

  •
  companies that operate Internet-based marketplaces for the sale of on-line learning;

  •
  companies that operate Internet-based marketplaces for the sale of goods and services and could potentially decide to evolve their marketplaces to include content offerings;

  •
  Internet portals that offer learning content, performance support tools or recruiting services;

  •
  companies that market and license training, learning, performance, content, resource, talent and staffing management systems;

  •
  enterprise software vendors that offer human resources information systems and employee relationship management systems with training and performance modules; and

  •
  potential customers' internal development efforts.

        Because there are relatively low barriers to entry in the electronic commerce market, which comprises a portion of our business model, we expect competition from a variety of established and emerging companies.

Exh. (a)(1)-30

        Many of our competitors have longer operating histories, substantially greater financial, technical, marketing or other resources, or greater name recognition than we do. Our competitors may be able to respond more quickly than we can to new or emerging technologies and changes in customer requirements. Competition could seriously impede our ability to sell additional products and services on terms favorable to us. Our current and potential competitors may develop and market new technologies that render our existing or future products and services obsolete, unmarketable or less competitive. Our current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with other learning solution providers, thereby increasing the availability of their services to address the needs of our current and prospective customers. We may not be able to compete successfully against our current and future competitors, and competitive pressures that we encounter may seriously harm our business.

If we are unable to manage the complexity of conducting business globally, our international revenues may suffer

        International revenues accounted for approximately 27% of our revenues in the three months ended February 28, 2002 and approximately 30% of our revenues in the nine months ended February 28, 2002. We intend to expand our international presence in the future. Conducting business outside of the United States is subject to certain risks, including:

  •
  changes in regulatory requirements and tariffs;

  •
  language barriers;

  •
  difficulties in staffing and managing foreign operations;

  •
  longer payment cycles and greater difficulty in collecting accounts receivable;

  •
  reduced protection of intellectual property rights;

  •
  potentially harmful tax consequences;

  •
  fluctuating exchange rates;

  •
  price controls and other restrictions on foreign currency;

  •
  difficulties in obtaining import and export licenses;

  •
  political and social unrest or disturbances;

  •
  the burden of complying with a variety of foreign laws; and

  •
  political or economic constraints on international trade.

        We might not successfully market, sell or distribute our products and services in foreign markets, and we cannot be certain that one or more of such factors will not materially adversely affect our future international operations, and consequently, our business and future growth.

Our revenues may decrease if use of the Internet in the markets we target does not grow as projected

        The use of the Internet as a means to interconnect organizations and learning providers is integral to our business model. Our business strategy is, in part, to create a global, business-to-business learning marketplace for organizations and learning providers to transact business and collaborate. However, the use of the Internet as a means of transacting business is relatively new and has not been accepted by all customers in the markets we have targeted. The failure of the Internet to continue to develop as a commercial or business medium or of significant numbers of organizations and learning providers to transact business and collaborate on the Internet would harm our revenues and earnings. The acceptance and use of the Internet to transact business and collaborate is dependent upon a number of factors, such as the growth and use of the Internet in general, the relative ease of conducting business

Exh. (a)(1)-31

on the Internet, the efficiencies and improvements that conducting commerce on the Internet provides, the resolution of concerns about transaction security and taxation of transactions on the Internet.

A failure to expand and improve the infrastructure of the Internet could constrain the functionality of our products and services and thus limit our revenues

        The recent growth in Internet traffic has caused frequent periods of decreased performance, and if Internet usage continues to grow rapidly, the Internet infrastructure may not be able to support this growth and reliability may decline. If outages or delays on the Internet occur frequently or increase in frequency, overall Internet usage including usage of our products and services could grow more slowly or decline. Our ability to increase the speed and scope of our services to customers is ultimately limited by, and depends upon, the speed and reliability of both the Internet and our customers' internal networks. Consequently, the emergence and growth of the market for our products and services depends upon improvements being made to the entire Internet as well as to our individual customers' networking infrastructures to alleviate overloading and congestion. If these improvements are not made, the ability of our customers to use our products and services will be hindered, and our business may suffer.

A breach of Internet commerce security measures could reduce demand for our products and services

        A requirement of the continued growth of Internet-based, business-to-business electronic commerce is the secure transmission of confidential information over public networks. Failure to prevent security breaches of Saba Learning ASP Edition or hosted versions of Enterprise Edition, Saba Exchange or on our customers' networks, or well-publicized security breaches affecting the Internet in general, could significantly harm our growth and revenues. We cannot be certain that advances in computer capabilities, new discoveries in the field of cryptography, or other developments will not result in a compromise or breach of the algorithms we use to protect content and transactions on Saba Learning ASP Edition or hosted versions of Enterprise Edition, Saba Exchange or within our customers' networks or proprietary information in our databases. Anyone who is able to circumvent our security measures could misappropriate proprietary and confidential information or could cause interruptions in our operations. We may be required to expend significant capital and other resources to protect against such security breaches or to address problems caused by such breaches. Concerns over the security of the Internet and other on-line transactions and the privacy of users may also deter people from using the Internet to conduct transactions that involve transmitting confidential information.

We may become subject to government regulation and legal uncertainties that could reduce demand for our products and services or increase the cost of doing business, thereby adversely affecting our financial results

        We are not currently subject to direct regulation by any domestic or foreign governmental agency, other than regulations applicable to businesses generally, export control laws and laws or regulations directly applicable to Internet commerce. However, due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may become applicable to us or may be adopted in the future with respect to the Internet covering issues such as:

  •
  user privacy;

  •
  taxation;

  •
  content;

  •
  right to access personal data;

  •
  copyrights;

Exh. (a)(1)-32

  •
  distribution; and

  •
  characteristics and quality of services.

        The applicability of existing laws governing issues such as property ownership, copyrights, and other intellectual property issues, encryption, taxation, libel, export or import matters and personal privacy to the Internet is uncertain. The vast majority of these laws were adopted prior to the broad commercial use of the Internet and related technologies. As a result, they do not contemplate or address the unique issues of the Internet and related technologies. Changes to these laws, including some recently proposed changes, could create uncertainty in the Internet marketplace. Such uncertainty could reduce demand for our services or increase the cost of doing business due to increased costs of litigation or increased service delivery costs.

        In addition, we could be liable for the misuse of personal information. The Federal Trade Commission, the European Union and certain state and local authorities have been investigating certain Internet companies regarding their use of personal information. We could incur additional expenses if new regulations regarding the use of personal information are introduced or if these authorities choose to investigate our privacy practices.

Our market is subject to rapid technological change and to compete, we must continually enhance our products and services

        We must continue to enhance and improve the performance, functionality and reliability of our products and services. The software and electronic commerce industries are characterized by rapid technological change, changes in user requirements and preferences, frequent new product and services introductions embodying new technologies and the emergence of new industry standards and practices that could render our products and services obsolete. In the past, we have discovered that some of our customers desire additional performance and functionality not currently offered by our products. Our success will depend, in part, on our ability to both internally develop and license leading technologies to enhance our existing products and services, develop new products and services that address the increasingly sophisticated and varied needs of our customers, and respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis. For example, as the market for human capital development and management evolves, we intend to develop and introduce new products and enhancements to existing products that address the requirements of this market. In this regard, we recently commenced sales of Saba Learning ASP Edition, Saba Content and the limited release version of Saba Performance. There is no assurance that these products will achieve market acceptance. In addition, the development of our technology and other proprietary technology involves significant technical and business risks. We may fail to use new technologies effectively or to adapt our proprietary technology and systems to customer requirements or emerging industry standards. If we are unable to adapt to changing market conditions, customer requirements or emerging industry standards, we may not be able to increase our revenues and expand our business.

Delays in releasing new products or enhanced versions of our existing products could adversely affect our competitive position

        As part of our strategy, we expect to regularly release new products and new versions of our existing products. Even if our new products or new versions of our existing products contain the features and functionality our customers want, in the event we are unable to timely introduce these new products or product releases, our competitive position may be harmed. We cannot assure you that we will be able to successfully complete the development of currently planned or future products or product releases in a timely and efficient manner. Due to the complexity of our products, internal quality assurance testing and customer testing of pre-commercial releases may reveal product performance issues or desirable feature enhancements that could lead us to postpone the release of

Exh. (a)(1)-33

these products. In addition, the reallocation of resources associated with any postponement would likely cause delays in the development and release of other future products or enhancements to our currently available products. Any delay in releasing future products or enhancements of our products could cause our stock price to decline.

If we release products containing defects, we may need to halt further shipments and our business and reputation would be harmed

        Products as complex as ours often contain unknown and undetected errors or performance problems. Many serious defects are frequently found during the period immediately following introduction and initial shipment of new products or enhancements to existing products. Although we attempt to resolve all errors that we believe would be considered serious by our customers before shipment to them, our products are not error-free. These errors or performance problems could result in lost revenues or delays in customer acceptance and would be detrimental to our business and reputation. As is typical in the software industry, with each release we have discovered errors in our products after introduction. We will not be able to detect and correct all errors before releasing our products commercially and these undetected errors could be significant. We cannot assure you that undetected errors or performance problems in our existing or future products will not be discovered in the future or that known errors considered minor by us will not be considered serious by our customers, resulting in a decrease in our revenues.

Claims by third parties that we infringe their intellectual property rights, may result in costly litigation

        From time to time, third parties may claim that our current or future products or services infringe their rights. Any such claims, with or without merit, can cause costly litigation that could consume significant management time. On May 31, 2002, a complaint was filed against us alleging infringement on a number of U.S. patents. Substantially similar complaints have been filed against at least three other companies in our industry. We believe that the complaint is without merit, and we intend to defend against it vigorously. As the number of product and services offerings in our market increases and functionalities increasingly overlap, companies such as ours may become increasingly subject to infringement claims. Such claims also might require us to enter into royalty or license agreements. If required, we may not be able to obtain such royalty or license agreements, or obtain them on terms acceptable to us.

We may not be able to adequately protect our proprietary technology, and our competitors may be able to offer similar products and services that would harm our competitive position

        Our success depends upon our proprietary technology. We rely primarily on copyright, trademark and trade secret laws, confidentiality procedures and contractual provisions to establish and protect our proprietary rights. As part of our confidentiality procedures, we enter into non-disclosure agreements with our employees. Despite these precautions, third parties could copy or otherwise obtain and use our technology without authorization, or develop similar technology independently. In addition, we have filed eight patent applications in the U.S. We cannot assure you that any patents will be issued or, if issued, such patents will protect our intellectual property or not be challenged by third parties. Furthermore, effective protection of intellectual property rights is unavailable or limited in certain foreign countries. We cannot assure you that the protection of our proprietary rights will be adequate or that our competitors will not independently develop similar technology, duplicate our products and services or design around any patents or other intellectual property rights we hold.

Exh. (a)(1)-34

We do not have a comprehensive disaster recovery plan or back-up system, and a disaster could severely damage our operations

        We currently do not have a comprehensive disaster recovery plan in effect and do not have fully redundant systems for our services at an alternate site. A disaster could severely harm our business because our services could be interrupted for an indeterminate length of time. Our operations depend upon our ability to maintain and protect the computer systems needed for the day-to-day operation of Saba Exchange and Saba Learning ASP Edition. A number of these computer systems are located on or near known earthquake fault zones. Although these systems are designed to be fault tolerant, they are vulnerable to damage from fire, floods, earthquakes, power loss, telecommunications failures and other events. Additionally, we do not carry sufficient business insurance to compensate us for all potential losses that could occur.

We outsource the management and maintenance of our hosted and ASP solutions to third parties and will depend upon them to provide adequate management and maintenance services

        We rely on third parties to provide key components of our networks and systems. For instance, we rely on third-party Internet service providers to host Saba Exchange and Saba Learning Enterprise Edition for customers who desire to have these solutions hosted. We also rely on third-party communications service providers for the high-speed connections that link our and our Internet service providers' Web servers and office systems to the Internet. Any Internet or communications systems failure or interruption could result in disruption of our service or loss or compromise of customer orders and data. These failures, especially if they are prolonged or repeated, would make our services less attractive to customers and tarnish our reputation.

We depend upon continuing our relationship with third-party integrators who support our solutions

        Our success depends upon the acceptance and successful integration by customers of our products. We often rely on third-party systems integrators to assist with implementation of our products. We will need to continue to rely on these systems integrators even as we increase the size of our professional services group. If large systems integrators fail to continue to support our solution or commit resources to us, if any of our customers are not able to successfully integrate our solution or if we are unable to adequately train our existing systems integration partners, our business, operating results and financial condition could suffer. In addition, we have only limited control over the level and quality of service provided by our current and future third-party integrators.

We may not be able to secure necessary funding in the future; additional funding may result in dilution to our stockholders

        We require substantial working capital to fund our business. We have had significant operating losses and negative cash flow from operations since inception and expect this to continue for the foreseeable future. We expect to use our available cash resources and credit facilities primarily to fund sales and marketing activities, research and development, and continued operations, and possibly make future acquisitions. We believe that our existing capital resources will be sufficient to meet our capital requirements for the next twelve months. However, if our capital requirements increase materially from those currently planned or if revenues fail to materialize, we may require additional financing sooner than anticipated. If additional funds are raised through the issuance of equity securities, the percentage ownership of our stockholders will be reduced, stockholders may experience dilution, or such equity securities may have rights, preferences or privileges senior to those of the holders of our common stock. Additional financing may not be available when needed on terms favorable to us or at all. If adequate funds are not available or are not available on acceptable terms, we may be unable to develop or enhance our products and services, take advantage of future opportunities or respond to competitive pressures.

Exh. (a)(1)-35

Our past and future acquisitions may result in disruptions to our business if we fail to adequately integrate acquired businesses

        In March 2001, we acquired Human Performance Technologies, Inc. and in June 2001, we acquired Ultris, Inc. As part of our overall business strategy, we expect to continue to acquire complementary businesses or technologies that will provide additional products or services offerings, additional industry expertise or an expanded geographic presence. These acquisitions could result in the use of significant amounts of cash, potentially dilutive issuances of equity securities, or the incurrence of debt. In addition, any acquisition may increase the risk of future write-offs for acquired in-process research and development, write-offs for the impairment of goodwill or long-lived assets, or amortization of expenses related to intangible assets, any of which could materially adversely affect our business and our operating results. For example, as of February 28, 2002, we had an aggregate of $9.3 million of goodwill and purchased intangible assets to be amortized as a result of the acquisition of Human Performance Technologies, Inc. and Ultris, Inc. In addition, acquisitions involve numerous risks, including:

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  difficulties in the assimilation of the operations, technologies, products and personnel of the acquired company;

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  the diversion of management's attention from other business concerns;

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  risks of entering markets in which we have no or limited prior experience; and

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  the potential loss of key employees of the acquired company.

Our stock price may fluctuate substantially

        The market price for our common stock may be affected by a number of factors, including those described above and the following:

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  the announcement of new products and services or product and service enhancements by us or our competitors;

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  quarterly variations in our results of operations or those of our competitors;

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  changes in earnings estimates or recommendations by securities analysts that may follow our stock;

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  developments in our industry; and

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  general market conditions and other factors, including factors unrelated to our operating performance or the operating performance of our competitors.

        In addition, the stock market in general, and the Nasdaq National Market and technology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry trends may also materially and adversely affect the market price of our common stock, regardless of our actual operating performance. In the past, following periods of volatility in the market price of a company's securities, securities class-action litigation has often been initiated against that company. Class-action litigation could result in substantial costs and a diversion of management's attention and resources.

Sales of shares eligible for future sale could cause our stock price to decline

        If our stockholders sell substantial amounts of our common stock (including shares issued upon the exercise of outstanding options and warrants) in the public market, the market price of our common stock could fall. Such sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate.

Exh. (a)(1)-36

The anti-takeover provisions in our charter documents could adversely affect the rights of the holders of our common stock

        Our Certificate of Incorporation and Bylaws contain provisions that could make it harder for a third-party to acquire us without the consent of our board of directors. For example, if a potential acquiror were to make a hostile bid for us, the acquiror would not be able to call a special meeting of stockholders to remove our board of directors or act by written consent without a meeting. In addition, our board of directors has staggered terms that make it difficult to remove all directors at once. The acquiror would also be required to provide advance notice of its proposal to remove directors at an annual meeting. The acquiror will not be able to cumulate votes at a meeting, which will require the acquiror to hold more shares to gain representation on the board of directors than if cumulative voting were permitted.

        Our board of directors also has the ability to issue preferred stock that would significantly dilute the ownership of a hostile acquiror. In addition, Section 203 of the Delaware General Corporation Law limits business combination transactions with 15% stockholders that have not been approved by the board of directors. These provisions and other similar provisions make it more difficult for a third party to acquire us without negotiation. These provisions may apply even if the offer may be considered beneficial by some stockholders.

        Our board of directors could choose not to negotiate with an acquiror that it did not feel was in our strategic interests. If the acquiror was discouraged from offering to acquire us or prevented from successfully completing a hostile acquisition by the anti-takeover measures, you could lose the opportunity to sell your shares at a favorable price.

        We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

        We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will tenders be accepted from or on behalf of, the option holders residing in such jurisdiction.

        WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

Exh. (a)(1)-37

SCHEDULE A

         INFORMATION CONCERNING THE DIRECTORS AND
EXECUTIVE OFFICERS OF SABA SOFTWARE, INC.

        The directors and executive officers of Saba Software, Inc. and their positions and offices as of May 31, 2002, are set forth in the following table:

Name	Position and Offices Held
Geno Tolari	President and Chief Executive Officer, Director
Bobby Yazdani	Chairman of the Board
Ronald Kisling	Chief Financial Officer
Peter Williams	Vice President, Corporate Development and Secretary
Douglas Allred	Director
Robert Cohn	Director
Joseph Costello	Director
Joe Kiani	Director
Michael Moritz	Director

        The address of each director and executive officer is: c/o Saba Software, Inc., 2400 Bridge Parkway, Redwood Shores, California 94065.

Exh. (a)(1)-38

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EXHIBIT (a)(1)